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P-835-84                                                           Exhibit 6(vi)


Endorsement

MODIFICATION OF ANNUITY UNITS AND ANNUITY UNIT VALUE SECTION

As of the Date of Issue of this Contract, in the Annuity Units and Annuity Unit Value section, the following change is made:

"The basis of such credit shall be rates based on the Assumed Interest Rate specified on the first page of the Contract; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 1985."


is substituted for

"The basis of such credit shall be rates determined according to the Male Group Annuity Table for 1951, with Projection on Scale C to the year 1970 and with female ages set back 5 years, and interest at the Assumed Interest Rate specified on the first page of the Contract."



New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts


/s/ John A. Fibiger    /s/ Kernan F. King
President              Secretary